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                                                                    EXHIBIT 99.2

NEWS RELEASE
CONTACTS:
Media:            Judy Corman (212) 343-6833
Investors:        Ray Marchuk (212) 343-6741

                    SCHOLASTIC COMPLETES GROLIER ACQUISITION

         NEW YORK, NY, JUNE 22, 2000 - Scholastic (NASDAQ: SCHL), the global children's publishing and media company, announced today that it has completed the previously announced acquisition of Grolier Inc. from Lagardere S.C.A. of France. This acquisition strengthens Scholastic's position as the world's largest publisher and distributor of children's books, with combined revenues of approximately $1.8 billion.

         Grolier, with 1999 revenues of approximately $450 million and earnings before interest, taxes, depreciation and amortization of approximately $45 million, is a global leader in direct-to-home children's book distribution. In addition to its direct-to-home business, Grolier is the leading on-line and print publisher of children's reference products (including major encyclopedias) sold primarily to U.S. school libraries. Grolier also publishes trade books in the United States under the Orchard Books, Children's Press and Franklin Watts imprints, sold both to libraries and the trade.

         Scholastic creates and distributes innovative and quality educational materials for use in school -- children's books, textbooks, magazines, technology and teacher materials -- and engaging and appropriate products for use at home -- magazines, software, television programming, videos and toys. Building long-term relationships with teachers, parents and children since 1920, Scholastic is unique in its understanding of what kids want and need to read and learn. Scholastic.com is a leading Internet education destination for K-8 teachers and kids. The Company is the world leader in children's school book clubs and school book fairs, through which children purchase books and software for their use at home. Internationally, Scholastic operates wholly owned companies in Canada, the United Kingdom, Australia, New Zealand, Mexico, Hong Kong, India and Argentina. Scholastic's corporate information can be found at


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HTTP://WWW.SCHOLASTIC.COM.

         THIS NEWS RELEASE INCLUDES FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ON THE CORPORATION'S CURRENT EXPECTATIONS AND ASSUMPTIONS, AND ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER FROM THOSE ANTICIPATED. SUCH RISKS AND UNCERTAINTIES ARE DISCLOSED IN COMPANY FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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